***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under 17 C.F.R. Secs. 200.80(b)(4),
200.83 and 240.24b-2

DEPOT REPAIR SERVICES AGREEMENT

          THIS REPAIR SERVICE AGREEMENT (the "Agreement") is entered into as of June __, 2003 (the "Effective Date"), by and between Exabyte Corporation, a Delaware corporation, having its principal place of business at 1685 38th Street, Boulder, Colorado 80301 ("Exabyte"), and Teleplan Holding USA, Inc., a California corporation, having its principal place of business at 31365 Oak Crest Drive, Suite 200, Westlake Village, CA 91361 ("Teleplan") also known as the Parties, shall be effective as of the date last signed below.

          WHEREAS, Exabyte is engaged in the business of developing, designing, manufacturing, assembling, servicing and selling computer data management products, each an "Exabyte Product" as defined below; and

          WHEREAS, Exabyte desires Teleplan perform certain Depot Repair Services (as defined below) on Exabyte Products; and

          WHEREAS, Teleplan wishes to perform such Depot Repair Services for Exabyte.

          NOW THEREFORE, in consideration of the covenants and agreements contained herein, Exabyte and hereby agree as follows:

1.           DEFINITIONS

                    1.1          Exabyte Products shall mean those products set forth in Appendix I attached hereto.

                    1.2          Depot Repair Services shall mean those services that Teleplan provides under this Agreement as set forth in Statement of Work attached hereto as Exhibit A and all revisions and additions thereto as agreed by the Parties. The fees for Depot Repair Services are set forth in Appendix I of this Agreement.

                    1.3          Warranty Services shall mean those Exabyte Products which repaired at no cost to the end user within the stated warranty period.

                    1.4          Non-Warranty Services shall mean the Exabyte Products where the warranty period has expired or the warranty has been voided and the end user pays the stated fee published by Exabyte.

2.           SCOPE OF AGREEMENT

                    2.1          Depot Repair Services

                    Exabyte shall engage Teleplan as an independent contractor to perform Depot Repair Services as further described in the Statement of Work in Exhibit A. [...***...] However, Exabyte retains the right to engage third party on-site service vendors or customer service vendors as required. As further described herein, Exabyte shall make available to Teleplan certain assets necessary to perform the Repair Services, including, test and repair equipment, software licenses, know-how, vendor lists, swap pool inventory, and other commercial or proprietary information associated with the repair of Exabyte Products. Additionally, as of the Effective Date of this Agreement, Exabyte will provide to Teleplan the then-current and most comprehensive customer list available of its installed-hardware customers. Teleplan shall faithfully perform the Depot Repair Services at: (i) Teleplan's facility in Mexicali, Mexico or, (ii) one or more repair facilities to be established and designated by Teleplan and approved by Exabyte. Such Depot Repair Services shall be performed pursuant to the terms and conditions of this Agreement, its appendixes, attachments and exhibits.

*Confidential Treatment Requested

                    Each party shall be solely liable for all of its own fees, costs, and other expenses in conjunction with negotiation and preparation of this Agreement. However, in the event that Exabyte discontinues good faith negotiations of this Agreement, Exabyte will reimburse Teleplan for reasonable out of pocket expenditures actually incurred by Teleplan for transition planning, facilities readiness, manpower staffing and training, documentation preparation, capital expenditures and development of system interfaces. In the event that Teleplan discontinues good faith negotiations of the Agreement, Exabyte will not be liable for any transition or implementation expenses. Such reimbursement costs shall not exceed $50,000.00.

                    2.2          Transition to Teleplan

                    The parties intend that the transition of Depot Repair Services to Teleplan will commence as of June 2, 2003 the and last for approximately twelve (12) weeks (the "Transition Period"). The parties will mutually agree upon a transition plan that covers each phase of the transition to Teleplan (the "Transition Plan"). According to the Transition Plan, the parties will work together to transfer repair production lines to Teleplan's Mexicali's site and the training as set forth in Section 4.2 of this Agreement will commence.

                              2.2.2          Boulder Transition

                              As stated in the Transition Plan, Teleplan will assume the screening and repair process for Exabyte Products that are in-warranty and/or out of warranty at Exabyte's Boulder location starting on execution of this Agreement and continuing through August 29, 2003. Until such time as this process is transferred by Teleplan to its Mexicali site, Teleplan will reimburse Exabyte for its direct labor and material costs per unit processed for the in and/or out of warranty Depot Repair Services completed on behalf of Exabyte. Exabyte will issue Teleplan an Exabyte purchase order to cover any Depot Repair Services fees during the Transition Period.

                    2.3          Capital Assets

                    Teleplan shall purchase the Capital Equipment set forth in Appendix 2-1__ attached hereto. The purchase price shall be $144,000.00 with payment due Exabyte immediately upon delivery of all such Capital Equipment to Teleplan. Teleplan reserves the right to inspect and audit the Capital Equipment prior to shipment. Delivery shall be FOB Exabyte's dock. Delivery of Capital Equipment to Teleplan will occur over time as Teleplan completes the training on specific Exabyte Products. The Capital Equipment shall be delivered as-is, where-is, free and clear of all liens, pledges and encumbrances.

                    2.4          Service Inventory

                    Teleplan agrees to purchase approximately three (3) months of Service Parts Inventory from Exabyte. Such Service Parts Inventory is set forth in Apendix3-1_ attached hereto. The price for the Service Parts Inventory shall be $750,000.00 with payment due Exabyte immediately upon delivery of Service Parts Inventory to Teleplan. Delivery shall be FOB Exabyte's dock. Delivery of Parts Inventory to Teleplan will occur in phases as Teleplan completes the training on specific Exabyte Products as set forth in the Transition Plan. Teleplan will pay all shipping charges to Teleplan's location in Mexicali. Teleplan reserves the right to inspect and audit parts prior to shipment of inventory.

                    Teleplan will hold an accounts payable note due Exabyte for the remaining Service Parts Inventory (in excess of 3 months usage). The price for remaining Service Parts Inventory shall be $[...***...] with payment due Exabyte immediately upon delivery of the Service Parts Inventory to Teleplan. The parties agree the said note is to be paid in full within 24 months, with equal monthly payments from the Effective Date of this Agreement. However, in the event Teleplan's run rate of consumption for the Service Parts Inventory is less that expected, the parties will mutually agree upon the method of the bill back, if any, and the disposition of the remaining Service Parts Inventory. Delivery shall be FOB Exabyte's dock. Teleplan will pay all shipping charges to Teleplan's location in Mexicali.

*Confidential Treatment Requested

                    2.5          Swap Pool Inventory

                    Teleplan will purchase whole units of Exabyte Product(s) from Exabyte in order to establish a Teleplan swap pool of Exabyte Products. Such Swap Pool Inventory is set forth in Exhibit _ attached hereto. The price for the Swap Pool Inventory shall be $1,433,282.81 with payment due Exabyte immediately upon delivery of Parts inventory to Teleplan. Teleplan reserves the right to inspect and audit Swap Pool Inventory prior to shipment. Delivery shall be FOB Exabyte's dock. Teleplan will pay all shipping charges to Teleplan's location in Mexicali. For any Swap Pool units that are transferred to Teleplan not in working order, Exabyte will pay Teleplan the stated fee for Teleplan's repair of those Swap Pool units.

                    2.6          End-of-Life Inventory

                    At no charge to Teleplan, Exabyte will provide approximately [...***...] pallets of [...***...] of Exabyte Products to be used for piece parts. Exabyte shall ship EOL Inventory F.O.B. Teleplan's designated shipping point. Exabyte will pay all shipping charges to Teleplan's receiving dock in Mexicali. Additionally, Exabyte will provide, at no charge to Teleplan, any available warehouse racking for the EOL Inventory. According to the Transition Plan, delivery of EOL Inventory to Teleplan will occur in phases as Teleplan completes the training on specific Exabyte Products. Title and risk of loss to EOL Inventory will pass to Teleplan upon Teleplan's receipt of EOL Inventory in Mexicali, Mexico. [...***...] Upon termination or expiration of this Agreement, Teleplan shall make available and Exabyte reserves the right to take back, any remaining EOL Inventory at no purchase cost.

                    2.7          Exabyte Lease Compensation

                    For a period of one (1) year from the commencement of the Transition Period, Teleplan agrees to pay Exabyte's costs associated with the repair business for production and warehouse space. The monthly payment shall be $15,000.00 ($15.00 X 12,000 square feet / 12 months) payable on the first date of each month. This monthly payment by Teleplan will be processed as an offset against Exabyte's monthly out of warranty royalty payment.

3.           TELEPLAN SERVICES

                    3.1          Depot Repair Services and Exabyte Customers

                    Teleplan shall repair and refurbish all defective Exabyte originated RMA repair requests of Exabyte Products in accordance with all terms and conditions required of Exabyte under Exabyte's existing and future customer contracts, (provided Teleplan is supplied with such contracts, or summaries thereof), and, with respect to repairs, in accordance with the procedures set forth in Exabyte's Statement of Work, and shall test each repaired or refurbished Exabyte Product in accordance with the procedures set forth in the Statement of Work. Teleplan shall not return, either to Exabyte or to Exabyte's customer any repaired or refurbished Exabyte Product that does not meet the specifications set forth in the Statement of Work, unless Exabyte expressly provides other written directions. In addition, Teleplan agrees to comply with and meet all standards and procedures as to the Depot Repair Services as also detailed in Statement of Work. Teleplan shall use only parts for repair or refurbishment of the Exabyte Products which meet the original specifications set forth in the Statement of Work. Parts not provided by Exabyte or an Exabyte designated supplier must be approved by Exabyte prior to their use in the Depot Repair Services. In the event Exabyte customer's contracts are modified to the extent that such modification may affect Teleplan's responsibilities under the Statement of Work, Exabyte and Teleplan will discuss the modifications and amend the Statement of Work upon written agreement of the parties.

*Confidential Treatment Requested

                    Exabyte's express written authorization is required for any second source repairs. This authorization is not required for repairs performed by original equipment manufacturers.

                    3.2          Reports

                    Teleplan agrees to provide Exabyte with the written reports specified in Appendix 6 "Reports" which may be amended from time to time by written agreement of the parties. Teleplan further agrees to provide any written reports that Exabyte may request be supplied to an Exabyte customer. Unless agreed otherwise, Teleplan will charge Exabyte accordingly for any IS development required to create and generate reports beyond those listed in Appendix 6.

                    3.3          Warranty

                    Teleplan warrants that the Repairs Services made by Teleplan under this Agreement will be free of defects in material or workmanship under normal use and service for [...***...] months from the time of shipment. Teleplan's warranty hereunder is limited to the actual repairs made by Teleplan, and does not extend to design related or other repairs which are different and distinct from the original repair performed by Teleplan. Teleplan shall, at its expense, repair or replace such nonconforming or defective Exabyte Product within five (5) days of Teleplan's receipt of such Exabyte Product returned by Exabyte, or, Exabyte's end users. The warranty shall be for the benefit of Exabyte or Exabyte's end users.

Notwithstanding the above, in the event Teleplan is able to show that a warranty return is due to failure of a part obtained via parts reclamation (break down of [...***...] for parts), Exabyte will be responsible for the costs associated with the repair.

                    3.4          Data Tracking

                    Teleplan shall provide necessary systems to report to Exabyte the following information including, but not limited to, Exabyte warranty information, Teleplan warranty information, process quality information and administrative/financial data. Teleplan shall maintain this tracking system with accurate data for all Exabyte Products serviced by Teleplan. Within sixty days from the Effective Date of this Agreement, Teleplan I.T. systems will be made to interface to Exabyte I.T. systems to enable timely reporting of the aforementioned.

4.           SUPPORT FROM EXABYTE

                    4.1          Documents

                    At no cost to Teleplan, Exabyte shall provide Teleplan with two print copies in English (where the original is in this form) and one electronic copy (where the original is in this form), of the Statement of Work and Exabyte Product documentation which is reasonably necessary to the conduct of the Depot Repair Services (the "Documents"). Such Documentation will include, schematics, bill of materials, and engineering documentation. Teleplan recognizes that the Documents are copyrighted if published, or confidential information if unpublished and Teleplan agrees not to make any copies of the Documents. Whenever the Documents are revised, Exabyte shall promptly send a sufficient number of updated pages to Teleplan to complete all sets of the Documents held by Teleplan, and Teleplan shall follow the procedures in the updated pages from the date of receipt. Teleplan shall maintain a log tracking system listing of all Documents that Teleplan receives from Exabyte, as well as the revision date of those documents and any updates to those documents. The format and content of the tracking system shall be as mutually agreed to by the parties. Copies of the log will be provided to Exabyte upon request.

*Confidential Treatment Requested

                    4.2          Training

                    During the Transition Period, Exabyte will provide to Teleplan employees, all mutually agreed upon training necessary to perform the Depot Repair Services and to maintain and repair the equipment listed in Appendix 2 of this Agreement. Such initial training will take place at Exabyte's Boulder facility. During the Transition Period as set forth in the Transition Plan, the parties agree that up to ten (10) Exabyte employees will assist in further training and Capital Equipment inspection at Teleplan's Mexicali's site. The parties estimate that this on-site training will take up to 300 hundred man-days (not continuous) and during such period, Teleplan will be responsible for all travel, lodging and meal expenses incurred by Exabyte employees while in Mexicali. Teleplan will make all effected travel and lodging arrangements for Exabyte personnel. Teleplan will not pay the costs associated with the salaries of the Exabyte employees during this period.

                    Once the Transition Period in complete, it is the responsibility of Teleplan to assure that only properly trained employees perform the Depot Repair Services or the maintenance and repair of the Capital Equipment.

                    4.3          Exabyte-Provided Computer Software

                    In the event Exabyte provides computer software, Teleplan agrees to abide by Exhibit C, Software License Agreement, and any other terms or conditions regarding the use of such computer software that Exabyte presents to Teleplan from time to time. Such software may or may not be subject to copyright law.

                    Teleplan shall use the computer software and related documentation solely for the purpose of performing the Depot Repair Services on Exabyte Products and associated support and management functions associated therewith.

                    As of the Effective Date of this Agreement, Exabyte has submitted the necessary documentation for Teleplan's use of [...***...].

                    4.4          Endorsement of Teleplan

                    Following the certification by Exabyte that the training of Teleplan's employees has been successfully completed and the transfer of the Depot Repair Services to Teleplan has occurred, Teleplan shall be entitled to disclose same to potential Teleplan customers. Exabyte reserves the right to revoke Teleplan's right to disclose its Exabyte certification to third parties. In Exabyte's sole discretion, Exabyte may name Teleplan as a qualified service center and may include contact information about Teleplan Service Facilities in information which Exabyte may publish and distribute to its customers from time to time.

5.          FEES, INVOICING AND PAYMENT

                    5.1          Depot Repair Services Fees and Royalties

                    Teleplan shall charge Exabyte the fees set forth in Appendix 1 for Depot Repair Services for Warranty Customers. All fees set forth in this Agreement shall be in United States dollars. As set forth in the Transition Plan, during the phase 1, the Parties agree that Teleplan will be Exabyte's provider of Depot Repair Services with payment for Warranty Services due within [...***...] days of Teleplan's invoice. For Non-Warranty Services, Teleplan agrees to issue an Exabyte invoice to the end-user within [...***...] business days of any shipment of repaired equipment...

*Confidential Treatment Requested

                    As soon as possible, but no later than October 31, 2003, the parties intend that phase 2 of the Transition Plan shall take effect and the fees, payment and royalties for phase 2 shall be as set forth below.

                              5.1.1.           Warranty Services

                              Teleplan shall charge Exabyte the fees set forth in Appendix 1 for Depot Repair Services for Warranty Customers. All fees set forth in this Agreement shall be in United States dollars. Repair Service fees shall be due from Exabyte to Teleplan at the time Teleplan ships repaired or replacement products. Payments shall occur in accordance with Section 5.3 Offset. Quarterly business reviews will be held. The parties acknowledge that changes to the Statement of Work, volume and other changes may result in a change to either party's obligations hereunder as well as a change to the fees set forth in Appendix 1. Any such changes shall be negotiated in good faith, shall be set forth in writing and shall not become effective until signed by an authorized representative of each of the parties hereto.

                              5.1.2          Non-Warranty Services

                              The parties acknowledge and agree that (1) Exabyte has delegated its performance of Depot Repair Services to Teleplan and that Exabyte is relying upon Teleplan as the [...***...] provider of such Depot Repair Services of Exabyte initiated RMA Depot Repair Services, (2) Teleplan shall bill Non-Warranty Customers directly for such services by appropriate invoice within three (3) days of any shipment of repaired product, (3) Non-Warranty Customers shall pay Teleplan for all such services and Teleplan shall have the sole and exclusive power and responsibility to collect such payments, (4) the payments shall be due and payable to Teleplan, and (5) payment of royalties shall be due to Exabyte upon billing the customers for non-warranty work in accordance with 5.1.2.1 below.

                                        5.1.2.1          Royalty for Non-Warranty Services

                                        Teleplan shall pay Exabyte a monthly royalty on all Non-Warranty Services based upon the difference between the actual price billed and received by Teleplan to the Non-Warranty Customer less the fees for the services set forth on Appendix 1. For the first year from the Effective Date of this Agreement, the parties will equally share (with each party receiving 50%). For years 2 and beyond, Exabyte shall receive the entire royalty unless volumes, business conditions and/or IW and OOW mix change such that Teleplan must extend the royalty sharing period into year 2 up to the royalty revenue received by Teleplan in the amount of $[...***...] is realized as per the original forecast.

                                        Payments shall occur in accordance with Section 5.2 Offset.

                                        5.1.2.2          Audit of Royalty

                                        Once per year or as reasonably requested by Exabyte, Teleplan agrees to provide Exabyte (or an independent third party auditor agreed to by both Teleplan and Exabyte) access to Teleplan's records for the sole purpose of verifying the royalty. Teleplan will bear the cost of such audit if the audit reveals an underpayment of more than ten percent (10%) between the royalties actually paid by Teleplan and the royalties, which should have been paid. Such audit shall occur during Teleplan's normal business hours and upon reasonable notice.

*Confidential Treatment Requested

                    5.2          Offset

                    Exabyte expressly acknowledges and agrees that Teleplan shall have the right and obligation to recoup and/or offset any unpaid fees--past, present or future--that are owing to Teleplan for its performance of Depot Repair Services to Warranty Customers from any royalty payments--past, present or future--that may be owing by Teleplan to Exabyte in connection with Depot Repair Services for Non-Warranty Customers. The parties expressly contemplate that Teleplan will exercise its offset or recoupment rights on a monthly basis. Offset payment terms are net [...***...]. The parties shall make offsetting payments via wire transfer or other mutually agreed upon means to occur on the same business day.

                    5.3          Quarterly Business Review

                    At least quarterly, Teleplan and Exabyte will meet to review the performance of their respective obligations under this agreement. Teleplan and Exabyte will meet to review the results of product quality, customer satisfaction, volume forecast, shipping accuracy, pricing review and assumptions, and measure continuous improvements. In addition, plans for future activities will be reviewed by the parties.

                    5.4          Taxes

                    The fees(s) for the Depot Repair Services listed in Appendix I do not include sales, use, excise or similar taxes levied by any government. Exabyte shall be responsible for the payment of such taxes, duties or tariffs.

                    5.5          Freight

                    All freight payment obligations and procedures are set forth in Appendix 5 of this Agreement.

                    5.6          Technical Audit

                    Exabyte shall be entitled, upon reasonable notice to Teleplan, to inspect and review Teleplan's facility and repair procedures to assess Teleplan's compliance with Exabyte's quality standards as set forth in the Statement of Work. Such audits may be conducted at Exabyte's option. Any deficiencies noted will be presented to Teleplan by Exabyte in writing and will be addressed by Teleplan within 5 days by submission to Exabyte of corrective action plans, each of which will provide a timetable, subject to Exabyte's approval, for corrective action. Following successful completion of these audits, Teleplan shall receive written notification from Exabyte that Teleplan's Depot Repair Services comply with Exabyte's policies and procedures, and Teleplan shall be entitled to disclose same to potential customers of Teleplan. Any such audit shall be scheduled so as not to unreasonably interfere with Teleplan's activities.

6.           TERM AND TERMINATION

                    6.1          Term

                    The term of this Agreement will begin on the Effective Date and shall remain in effect for a period of three (3) years ("Expiration Date"). Either party may terminate this Agreement by written notice in the event the parties fail to reach agreement on proposed price changes or terms and conditions specified herein within ninety (90) days subsequent to the Expiration Date.

*Confidential Treatment Requested

                    Renewal

                    At the written request of either party within three (3) months prior to the Expiration Date, both parties shall negotiate in good faith and for a reasonable period with the view to the renewal of this Agreement. If no agreement is reached by the Expiration Date, and if both parties continue the mutual relationship without entering into a formal extension agreement, then this Agreement shall thereafter continue on the same terms as provided herein on a month-to-month basis until terminated, for any reason, by one party giving the other ninety (90) days written notice of its intention to terminate.

                    6.2          Termination for Cause

                    Either party shall be entitled, without prejudice to any other rights accruing under this Agreement or in law, to terminate this Agreement in the event the other party fails to meet any of its material obligations stipulated herein. The former party shall provide written notice of the alleged default to the failing party in advance of at least thirty (30) and that during said thirty (30) day, the parties will work together on a best efforts basis to cure the breach and if at the end of the thirty (30) day period, following said notice, the failing party has not remedied such default to the reasonable satisfaction of the other party this Agreement shall terminate within thirty (30) days. In the event either party terminates this Agreement, both parties shall comply with Section 6.3 below.

                    6.3          Termination for Insolvency.

                    Subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it , makes an assignment for the benefit of all or substantially all of its obligations, then the other party, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination.

                    6.4          Effects of Termination

                    The parties agree that upon termination of this Agreement, for any reason, a transition period will commence lasting for a time period as may be mutually agreed to, but in no case for less time than necessary to transfer Teleplan's obligations undertaken by this Agreement to Exabyte or a third party selected by Exabyte, and in no case longer than one (1) year from the effective date of the termination. Such transition period shall start on the effective date of the termination.

                    Each party will make commercially reasonable efforts to develop a mutually acceptable transition plan for the transfer of the Depot Repair Services (the "Plan") within thirty (30) days of the effective date of the termination. Should the parties fail to develop such a Plan in the prescribed time frame, Exabyte shall provide a reasonable Plan to Teleplan. Teleplan agrees to use its reasonable best efforts to comply with the Plan submitted by Exabyte.

                    6.5          Transition Plan

                    The Plan shall detail a timetable for the transfer of the Depot Repair Services, how the transfer of the Depot Repair Services shall take place, and will establish the process whereby Exabyte Capital Equipment, Swap Pool Inventory shall be transferred. The parties agree that Exabyte shall be given a first right of refusal to repurchase the Capital Equipment at a cost that includes standard depreciation for equipment of that type. The Plan shall also provide for the following all work-in-process and all inventory held by Teleplan shall be reduced to zero by the end of the transition period.

                    6.6          Continuation of Depot Repair Services

                    Teleplan agrees to continue to provide the Depot Repair Services during the transition period and further agrees to fully comply with the terms and conditions of the Agreement until the completion of the transfer of the Depot Repair Services to Exabyte or to a third party selected by Exabyte.

                    6.7          Right of Entry

                    During the transition period, Exabyte may, at its option, and by giving Teleplan reasonable notice, enter any facility maintained by Teleplan or its affiliates (including any Teleplan Service Facility) at which any materials and equipment listed in Appendixes 2, 3, 4 & 5 are located and retrieve such materials and equipment. Teleplan agrees to cooperate with Exabyte and hereby grants to Exabyte the right of entry on its property for this limited purpose.

                    6.8          Survival of Certain Terms

                    The provisions of Sections 5, 6, 7, and 8 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon the completion of the transfer of the Depot Repair Services as certified by Exabyte in writing. Such certification shall not be unreasonably withheld.

7.           REPRESENTATION AND WARRANTIES; LIMITED LIABILITY

                    7.1          General Representations and Warranties

                    Each party hereby represents and warrants that (i) it is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligation hereunder; (iii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                    7.2          Waiver of Consequential Damages

                    IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OTHER INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY, INCLUDING WITHOUT LIMITATION FOR LOSS OF PROFITS OR INCOME, LOSS OF USE OR BENEFITS OR LOSS OF DATA, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DEPOT REPAIR SERVICES AND THE USE OF THE SERVICE FACILITY.

                    7.3          Depot Repair Services

                    Teleplan represents and warrants that it will perform the Depot Repair Services in a high quality, professional and workmanlike manner using qualified personnel consistent with industry standards and Exabyte policies as set forth in the Statement of Work.

                    7.4          ISO Certification

                    Teleplan represents and warrants that its facility has been certified under the quality standards of International Standards ISO 9001 2000, and agrees to take all reasonable steps to maintain such certification during the term of this Agreement and to promptly notify Exabyte of any change in Teleplan's ISO 9001 2000 certification status. Teleplan acknowledges that its failure to maintain ISO 9002 certification would be sufficient cause for Exabyte to terminate this Agreement under Section 6.2. Teleplan will participate when required by responding to questions as may be presented by ISO as part of the Exabyte ISO certification process.

8.           PROPERTY RIGHTS AND CONFIDENTIALITY

                    8.1          Property Rights

                    Teleplan agrees that Exabyte owns all right, title and interest in Exabyte Products now or hereafter subject to this Agreement and in all of Exabyte's confidential information, patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the Exabyte Products. The use by Teleplan of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization shall cease.

                    8.2          Repair Conveys No Right to Manufacture or Copy

                    The Exabyte Products are offered for repair or refurbishment by Teleplan subject in every case to the condition that such repair and refurbishment does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Exabyte Products or their documentation.

                    8.3          Confidential Information

                    Any exchange of confidential information shall be made under a separate confidentiality agreement signed by the Parties and attached hereto as Exhibit B.

                    8.4          Trademarks and Trade Names

                    Teleplan shall not have the right to use Exabyte's trademarks, marks and trade names (collectively referred to as the "Marks") without the prior written consent of Exabyte which shall not be unreasonably withheld. Teleplan shall not alter or remove any of the Marks applied to the Exabyte Products at the factory. Any and all uses by Teleplan of the Marks shall be in accordance with Exabyte's policies and guidelines for use of the Marks. In its sole discretion, Exabyte may alter, supplement, or replace its Marks or may revise its policies and guidelines related thereto by sending Teleplan notice thereof. Such policies and guidelines shall become effective, and shall be adhered to by Teleplan as soon as practicable, but in no event later than 10 days of receipt thereof. From time to time, as reasonably required by Exabyte, Teleplan shall provide Exabyte with samples, or access to samples, as appropriate, of Teleplan's products and any associated packaging and marketing materials, bearing the Marks. Teleplan shall not use the Marks in a manner, or on products, or in connection with service of a quality that detracts from the goodwill associated with the Marks and shall conform to Exabyte's reasonable directions regarding the use of the Marks.

                    Nothing herein shall grant to Teleplan any right, title, or interest in Exabyte's Marks. Teleplan hereby recognizes Exabyte's exclusive worldwide ownership of the Marks and the renown of such Marks. Teleplan will not take any action inconsistent with such ownership and further acknowledges that any goodwill established by its use of the Marks shall inure to the sole benefit of Exabyte. Upon Exabyte's request, and at Exabyte's expense, Teleplan shall provide Exabyte with reasonable support in policing the use of the Marks and protecting such Marks. Exabyte shall have the right to revoke all rights granted herein without notice or cause.

                    8.5          Indemnification

                    Each party ( the "Indemnifying Party") shall indemnify, defend and hold harmless the other party and its officers, directors, shareholders, employees, affiliates, agents, successors and assigns, and any person who controls any of them (the "Indemnified Parties"), from, against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including , but not limited to, reasonable attorney's fees and costs, and the costs of investigation and preparation) ( a "Loss") which, directly or indirectly, arises or result from or are related to any breach by the Indemnifying Party of any of its representations, warranties, covenants or commitments under this Agreement or any agreement or instrument delivered pursuant hereto.

                    8.6          Publicity

                    Neither Party shall, without first obtaining the other's written permission, in any manner advertise, publish, or disclose the material terms, details, or unique specifications of or in this Agreement except as otherwise allowed under law.

                    8.7          Disclaimers

                    The furnishing of Confidential Information shall not be construed to grant any license or constitute any assignment of a right to any Confidential Information for the benefit of any party other than Discloser except as expressly provided in this Agreement. The receipt of Discloser's Confidential Information will not preclude or in any way limit Recipient from freely assigning its employees or providing products or services to a third party. Discloser makes no warranties, express or implied with respect to Confidential Information, beyond the express terms contained in this Agreement. The Discloser shall not be liable for any damages arising out of the use or reliance on Confidential Information disclosed hereunder.

                    8.8          Survival

                    Notwithstanding anything in this Agreement to the contrary, all obligations of confidentiality and non-disclosure between the Parties shall survive termination of this Agreement and be binding upon the Parties for an additional period of five (5) years after the termination or expiration of this Agreement.

9.           CONSTRUCTION OF AGREEMENT

                    9.1          Headings and References

                    Section headings are for reference purposes only and shall have no operative effect in the construction of the rights or obligations of the Parties pursuant to this Agreement. References to a section number include all of its subsections.

                    9.2          Official Language

                    English is the official language of this Agreement and the English version of this Agreement shall be the sole binding version. Documents or Notices not originally written in English shall have no effect under this Agreement until they have been translated into English by the Party providing the Notice or document and the English translation shall then be the controlling form of the document or Notice.

                    9.3          Applicable Law

                    This Agreement shall be construed under and governed by the laws of the State of Colorado without regard to that jurisdiction's conflict of laws doctrine. The Parties hereby specifically exclude the United Nations Convention for the International Sale of Goods from any application with respect to this Agreement.

                    9.4          Order of Precedence

                    In the event of any conflict between the provisions of the main body of this Agreement and those in the Exhibits hereto; or any subsequent amendments of this Agreement and the documents in (i) above; the order of precedence shall be: first, the amendments; second, the Exhibits; and third, the main body of this Agreement without regard to any conflicting Attachments.

                    9.5          Singular and Plural Expressions

                    Defined terms, words or other expressions shall retain their meanings as defined herein regardless whether their definition or the usage occurs in the singular or plural form as necessary in the context.

10.          GENERAL PROVISIONS

                    10.1          Entire Agreement: Counterparts

                    This Agreement, together with its Attachments, Exhibits and Appendices is the sole and complete statement of the rights and obligations of the Parties as to the sale and purchase of Product and it supersedes all previous understandings, negotiations and proposals between the Parties concerning the subject matter. By their signatures below, the Parties execute this Agreement and all its Attachments, Exhibits and Appendices. This Agreement may not be altered, amended, rescinded or modified except by written agreement between Teleplan and Exabyte and signed by an authorized officer of each Party that expressly amends, rescinds, supersedes or terminates this Agreement. Any printed conditions on purchase orders and acceptance forms are superseded by this Agreement and not effective except as stated in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same Agreement.

                    10.2          Disputes

                    All disputes or controversies that arise between Exabyte and Teleplan in relation to or in connection with this Agreement shall be finally settled by a federal court located in Boulder County, Colorado. In the event such federal court lacks subject matter jurisdiction, disputes shall be referred to a state court in Boulder, Colorado. The Parties hereby consent to the jurisdiction and venue of such courts in Colorado.

                    10.3          Enforcement

                    In the event an authorized court with jurisdiction declares any provisions of this Agreement unenforceable, the remaining enforceable provisions shall survive, provided this Agreement still expresses the general intent of the Parties. In the event the general intent of the Parties cannot be preserved, this Agreement, or such provisions, shall either be renegotiated in good faith or rendered null and void.

                    10.4          Attorneys' Fees

                    If any action or proceeding, whether regulatory, administrative, at law or in equity, is commenced or instituted to enforce or interpret any of the terms and provisions of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys' fees, expert witness fees, costs of suit and expenses, in addition to any other relief to which such prevailing party may be entitled.

                    10.5          Relationship of Parties

                    Teleplan, in furnishing the Services to Exabyte hereunder, is acting only as an independent contractor. Teleplan has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Teleplan hereunder unless otherwise provided herein. Nothing herein contained shall be construed to create a joint venture or partnership nor to create the relationship of principal and agent or any association between the parties hereto.

                    10.6          Notices

                    All Notices and communication between the Parties under this Agreement shall be in English. Notices shall be deemed to have been given on the date Notice was sent if evidenced by a receipt generated as a result of the method used to notify the other Party. Otherwise, the date of Notice shall be that date the Notice was received as indicated by a date stamp customarily used by the receiving Party for that purpose. Notice may be given by facsimile, if in the case of Notice to Exabyte,

                              Teleplan sends Notice to the following:

                              [...***...]                    attention; [...***...]
                              fax number                 program manager

                              and in the case of Notice to Teleplan, Exabyte sends Notice to the following:

                              [...***...],                    attention [...***...]
                              fax number                  program manager

                              Notice of Default, Breach, Termination or Disclosure

                              Notice of default, breach, termination, or expected or actual disclosure of the other Party's Confidential Information under Section 10.6above, shall be given in writing by certified or registered mail addressed to the respective Party at their respective addresses below:

                              EXABYTE:                                                   Teleplan:

                              Exabyte Corporation                                     Teleplan Holding USA, Inc.,

                              1685 38th Street                                            31365 Oak Crest Dr.

                              Boulder, Colorado 80301 U.S.A.                  Westlake Village, CA 91361

                              Attn:   [...***...]                                            Attn:   [...***...]

                              With a copy to: [...***...]

                              A Party may send initial Notice under this Section 10.6by facsimile, however, that Party agrees to immediately send confirmation of such Notice by mail, as provided above, and in no case later than five (5) days after the date the facsimile was sent. The effective date of such Notice shall be the mailing date as evidenced by the mail receipt.

                    10.7          Assignment

                    This Agreement is not assignable by either Party without the express written consent of the other party. Such consent shall not be unreasonably withheld. One Party may void such an attempt to assign by the other Party.

                    10.8          Waiver

                    A waiver by either Party of its rights hereunder with respect to a breach of the other Party's obligations shall not be construed as a continuing waiver with respect to other breaches of the same or other provisions of this Agreement.

                    10.9          No Agency Created

                    Neither Party is a partner, joint venturer, agent, representative, or employee of the other Party. Neither Party or that Party's employee, consultant, contractor or agent is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind such other Party in any manner to anything whatsoever.

*Confidential Treatment Requested

                    10.10          Compliance with Laws; Indemnification

                    Teleplan represents that it does and shall at all times comply with the provisions of all applicable national, international, state and local laws, rules and regulations, and US federal law including, but not limited to, US Customs Export and Import Laws and Regulations, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Service Contract Act, the Clean Air and Water Act, the Drug-Free Workplace Act, the Equal Employment Opportunity Act and affirmative action clauses prescribed by Executive Orders. Teleplan agrees to provide: information to enable Exabyte to comply with such laws and regulations in the use and sale of the Product; and upon Exabyte's request, statements substantiating Teleplan's compliance. If the Product is purchased for incorporation into merchandise sold under a US government contract or subcontract, the terms required by law to be inserted shall apply to that purchase.

                    10.11          Insurance

                    Teleplan shall maintain commercial general liability insurance including minimum limits of coverage as follows: (i) $1 million per occurrence; (ii) $2 million general aggregate; (iii) $2 million products/completed operations aggregate limit; (iv) $1 million personal injury. Coverage shall be maintained with insurance companies acceptable to Exabyte. A certificate of insurance shall be provided to Exabyte evidencing this coverage and shall provide that this coverage shall not be changed, modified, reduced or canceled without thirty (30) days' prior written notice to Exabyte. Teleplan' insurance shall be endorsed to name Exabyte as an additional insured. In addition, Teleplan shall maintain Workers' Compensation coverage with terms and conditions in accordance with all applicable Workers' Compensation and occupational disease statutes.

                    10.12          Import Requirements

                    The Teleplan will provide all necessary documents to Exabyte for duty drawback claims in accordance with US Customs regulations. Teleplan shall mark every Product or its container with the country of origin and otherwise comply with all applicable import rules, regulations and laws.

                    10.13          Force Majeure

                    Either Party's non-performance under this Agreement shall be excused to the extent that performance is rendered impossible due to major disruptive acts of God, war, debilitating fires, or when directly due to governmental restrictions, for so long as such disturbance continues. The obligations of the Parties shall be restored when such force majeure dissipates or no longer directly affects the Party's ability to perform. Notwithstanding the foregoing, non-performance due to force majeure that continues for more than twenty (20) calendar days may be cause for termination of this Agreement.

                    10.14          Express Remedies No Limitation

                    The remedies enumerated herein shall not limit either Party's right to resort to other remedies available at law or equity.

                    10.15          Survival of Provisions

                    In addition to those provisions so noted, any other provisions in this Agreement, which by their nature should survive after termination or expiration of this Agreement, shall survive.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, effective as of the last date signed below, _______________ ("Effective Date").
	For EXABYTE CORPORATION:		For TELEPLAN:

By:		By:
Tom Ward

Title:	President / Chief Executive Officer	Title:

Date:		Date:

INDEX OF ATTACHMENTS

EXHIBITS

Exhibit A          Statement of Work

Exhibit B          Mutual Nondisclosure Agreement

Exhibit C          End User Software License Agreement

APPENDICES

Appendix 1          Exabyte Products and Fees

Appendix 2          Capital Equipment

Appendix 3          Product Inventory

Appendix 5          Freight

Appendix 6          Reports